Exhibit 2.1 Stock Purchase Agreement, dated as of January 31, 2003, by and among Clamshell Enterprises, Inc., ShutterPort, Inc. as "Buyer" and five individual shareholders of Clamshell Enterprises, Inc.

                            STOCK PURCHASE AGREEMENT

Agreement made and entered into as of January 31, 2003, among ShutterPort, Inc., a Florida corporation, having an address for purposes of this agreement at 1515 North Federal Highway, Boca Raton, Florida 33432 (hereinafter referred to as "Buyer"), those persons listed on Exhibit A who execute this Agreement as Sellers, having an address for purposes of this Agreement at c/o Mid-Continental Securities Corp, 5150 North Tamiami Trail, #202, Naples, Florida 34103 (hereinafter referred to as "Seller"), and Clamshell Enterprises, Inc., a Nevada corporation, having an address at 5150 North Tamiami Trail, #202, Naples, Florida 34103 (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 3,331,000 shares of the issued and outstanding common stock of the Company, representing approximately 92.9% of the issued and outstanding common stock of the Company (hereinafter referred to as the "Shares"). Exhibit A attached hereto, and incorporated herein by this reference, lists the number of Shares being sold by each of the individuals comprising the Seller.

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

                              I. SALE OF THE SHARES

         1.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

         1.02 Consideration. An aggregate total of $35,000 shall be due and payable under the terms of this Agreement for purchase of the Shares. The purchase price shall be payable $15,000 as an earnest money deposit payable at the time of execution of this Agreement (receipt of which is hereby acknowledged), $10,000 in cash, wire transfer, or other form of immediately available funds, at Closing and $10,000 through execution of a promissory note at closing in the form attached hereto as Exhibit B.

         1.03 Closing. The Closing of the transactions provided for in Section
1.04 and 1.05 shall take place at 1515 N. Federal Highway, Suite 300, Boca Raton, Florida 33432 at 2:30 P.M. on January 31, 2003, or at such other date and time as the parties may mutually agree in writing.

         1.04 Delivery by the Agent. At the Closing, the Seller shall deliver to the Buyer (i) certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company, with all necessary transfer tax stamps attached, and (ii) all contracts, books and records of the Company not previously delivered.

         1.05 Delivery by the Buyer. At the Closing the Buyer shall deliver to the Seller the payment provided for in Section 1.02 hereof.

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                            II. RELATED TRANSACTIONS.

         2.01 Finder. Seller and Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

         2.02 Resignations. At the Closing, all of the current officers of the Company shall deliver their resignations, effective immediately, and all of the current directors of the Company shall deliver their resignations effective as of the date that is 10 days after the date of mailing by the Company of a notice to shareholders pursuant to Rule 14f-1 under the Securities Exchange Act of 1934.

         2.03 Execution of Stock Exchange Agreement. Buyer is purchasing the Shares in anticipation of the completion of a share exchange transaction between the Company and ShutterPort, Inc., a Florida corporation. Accordingly, as soon as reasonably possible following the Closing hereunder, the Company and ShutterPort, Inc., shall execute an Agreement for Share Exchange Agreement substantially in the form attached hereto as Exhibit C and incorporated herein by this reference. In accordance with the terms of the Agreement for Share Exchange, the Shares being purchased by Buyer shall be held by Buyer pending closing of share exchange transaction. Immediately following closing of the share exchange transaction, the Buyer shall deliver the Shares to the Company's transfer agent for cancellation.

            III. REPRESENTATIONS AND WARRANTIES OF COMPANY & SELLER.

         The Company and Seller hereby represent and warrant as follows:

         3.01 Organization, Capitalization, etc.

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified in no other state.

                  (b) As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of $0.001 par value common stock of which 3,585,900 are validly issued and outstanding, and 5,000,000 shares of $0.01 par value preferred stock of which no shares are issued and outstanding. Each of the persons comprising the Seller owns the portion of the Shares specified on Exhibit A free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature. Each of the persons comprising the Seller has the unqualified right to sell, assign, and deliver the portion of the Shares specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock.

         3.02 Authority; No Violation. The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

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         3.03 Financial Statements. The Company has delivered to the Buyer audited financial statements of the Company for the period ending December 31, 2002. Such financial statements are true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof. The audited financial statements were prepared in accordance with generally accepted principals of accounting applied on a consistent basis.

         3.04 Tax Returns. The Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

         3.05 Undisclosed Liabilities. Except to the extent listed in Schedule
3.05 attached hereto, or reflected or reserved against in the December 31, 2002 financial statements of the Company provided to the Buyers pursuant to Section
3.03 hereof, the Company, as of the date hereof, had no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due. Further, neither the Seller nor the Company knows or has any reasonable ground to know of any basis for the assertion against the Company of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the December 31, 2002, balance sheet or Schedule 3.05 attached hereto.

         3.06 Absence of Certain Changes. The Company has not since December 31, 2002, and as of the Closing will not have:

                  (a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

                  (b) Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

                  (c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Company's December 31, 2002 balance sheet or liabilities incurred since December 31, 2002 and listed on Schedule
         3.05 hereto;

                  (d) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

                  (e) Made any material change in any method of accounting or accounting practice.

         3.07 Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller, threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

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

         3.08 Disclosure. The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

         3.09 SEC Filings. The Company filed a registration statement on Form 10SB under the Securities Exchange Act of 1934 on May 6, 2002, which was subsequently amended by filings on Form 10SB/A on June 14, 2002 and September 20, 2002. In accordance with Section 12(g) under the 1934 Act, such registration statement became effective on or about July 5, 2002. Thereafter, the Company has filed all periodical reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

         3.10 Full Disclosure. The Company and Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

                IV. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

         The Buyer hereby represents and warrants as follows:

         4.01 Authority; No Violation. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyer is a party or by which Buyer is bound.

         4.02 Representations Regarding the Acquisition of the Shares.

                  (a) The Buyer understands that the shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

                  (b) The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

                  (c) Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

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

                  (d) The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

                V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

         5.01 Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

         5.02 Indemnification by Agent. The Company and the Seller hereby agree to indemnify the Buyer and hold it harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, or warranty of the Company or by the Seller, including, but not limited to, any undisclosed liabilities or obligations of the Company, whether known by Seller or not, as described in Section 3.05 of this Agreement. Assertion by the Buyer of its right to indemnification under this Section 5.02 shall not preclude the assertion by the Buyer of any other rights or the seeking of any other remedies against the Company or the Seller.

         5.03 Indemnification by Buyer. The Buyer hereby agrees to indemnify the Seller and the Company, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller or the Company resulting from a breach of any agreement, representation, or warranty of the Buyer contained herein.

                      VI. ADDITIONAL CONDITIONS TO CLOSING

         6.01 Obligation of Buyer to Close. Buyer shall not be obligated to close this transaction unless:

                  (a) Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company. The Company agrees to provide Buyer and its agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyer to conduct its investigation.

                  (b) There are no material liabilities on the books of the Company, other than as disclosed in the Company's financial statements for September 30, 2002, or Schedule 3.05 hereto, and there are no undisclosed or contingent liabilities.

                  (c) There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing, other than as described herein in Section 3.01(b).

                  (d) The Company has completed and filed all documentation, reports, schedules and other information necessary to cause the Company to be in compliance with the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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

                  (e) The current officers and directors of the Company shall have tendered their resignations effective as of the date of Closing, and the current directors shall have appointed persons designated by Buyers as successor members of the Board of Directors to fill the vacancies created by the resignation of the current directors.

         6.02 Seller's Obligation to Close. Seller shall not be obligated to close this transaction unless following a due diligence review of the affairs of ShutterPort, Inc., and its proposed business plan, Seller is satisfied with its plan for completion of a business combination transaction involving the Company in accordance with Section 2.05 hereof.

                        VII. SURVIVAL AND INDEMNIFICATION

         7.01 Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

         7.02 Indemnification. The Buyer shall indemnify, defend and hold harmless the Seller, the Company and its directors, officers, employees, agents, and representatives and the Seller and the Company shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney's and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement or in any Schedule(s) furnished by or on behalf of such party under this Agreement. The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before 180 days from the Closing Date.

                               VIII. MISCELLANEOUS

         8.01 Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

         8.02 Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

         8.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

         8.04 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

         8.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

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         8.06 Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their por will certify to the other party that all of such confidential information that has not been returned has been destroyed.

         8.07 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

         If to the Seller:          c/o Mid-Continental Securities Corp
                                    5150 NorthTamiami Trail #202
                                    Naples, Florida 34103

         If to the Buyer:           ShutterPort, Inc.
                                    1515 North Federal Highway
                                    Boca Raton, Florida 33432

         8.08 Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

         8.09 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.




SELLER:                                              BUYER:

MID-CONTINENTAL SECURITIES CORP                      SHUTTERPORT, INC.

By: /S/ FRANK PIOPPI                                 By: /S/ MARTIN BERNS
Frank Pioppi                                             Martin Berns

AMBASSADOR CAPITAL GROUP, INC.

By: /S/ FRANK PIOPPI
By: Frank Pioppi

By: /S/ RUDY M. AMBROSI
By: Rudy M. Ambrosi


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                                    EXHIBIT A
                                       TO
                            STOCK PURCHASE AGREEMENT
                             Dated January 31, 2003

                                 LIST OF SELLERS


         NAME                                                   NUMBER OF SHARES
------------------                                              ----------------
Ambassador Capital Group, Inc...............................         275,000

Rudy D. Ambrosi ............................................         981,000

Frank Pioppi ...............................................         575,000

Mid-Continental Securities, Inc. ...........................         600,000

Gary D. Yankelowitz ........................................         900,000
                                                                   ---------
                                                       TOTAL       3,331,000


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                                    EXHIBIT B

                                 PROMISSORY NOTE

$10,000                                                         January 31, 2003


         FOR VALUE RECEIVED, the undersigned promises to pay to the order of Mid-Continental Securities Corp. at 5150 NorthTamiami Trail #202, Naples, Florida, 34103, the sum of Ten Thousand Dollars ($10,000), without interest, as follows:

         On the 28th day of February, 2003, if not sooner paid, the entire principal balance shall be due and payable in full.

         In the event this Note is not paid in full on or before February 28, 2003, the unpaid principal balance shall thereafter bear interest at the rate of eight percent (8%) per annum until paid in full.

         In the event of default in payment of this Note, the holder of this Note may, without notice or demand, declare the entire principal sum them unpaid, together with accrued interest thereon, immediately due and payable. The maker waives presentment for payment, protest and notice of protest for nonpayment of this Note.

         This Note may be entirely or partially prepaid at any time with interest to the date of prepayment and without penalty. Partial prepayments shall be applied first to accrued interest and then to reduction of principal.

      This Note shall be interpreted, construed and enforced in accordance with the laws of the State of Florida. In the event that litigation is required to enforce this Note, the holder shall be entitled to recover its reasonable attorney's fees and court costs in addition to any recovery under this Note.

                                        MAKER:
                                        SHUTTERPORT, INC.



                                        By: /S/ MARTIN BERNS
                                        Martin Berns, President and CEO


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